Exhibit 3.1

ATLANTICUS HOLDINGS CORPORATION

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

Atlanticus Holdings Corporation, a Georgia corporation (the “Company”), acting pursuant to Sections 14-2-602 and 14-2-1007 of the Georgia Business Corporation Code, does hereby submit the following Amended and Restated Articles of Incorporation (“Amended and Restated Articles of Incorporation”), thereby amending and restating in their entirety the Company’s existing Articles of Incorporation, as amended, Articles of Amendment Establishing Cumulative Convertible Preferred Stock, Series A, and Amended and Restated Articles of Amendment Establishing 7.625% Series B Cumulative Perpetual Preferred Stock.

FIRST: The name of the Company is Atlanticus Holdings Corporation.

SECOND: Shareholder approval is not required for these Amended and Restated Articles of Incorporation.

THIRD: On June 22, 2022, the Board of Directors of the Company adopted the restatement and approved the Amended and Restated Articles of Incorporation.

FOURTH: The Company’s Articles of Incorporation, as amended, will be amended and restated as set forth in Exhibit A.

FIFTH: The Cumulative Convertible Preferred Stock, Series A and 7.625% Series B Cumulative Perpetual Preferred Stock shall have the designation, powers, and preferences and rights, and the qualifications, limitations and restrictions set forth in Exhibit B and Exhibit C, respectively.

Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ATLANTICUS HOLDINGS CORPORATION

I.

NAME.

The name of the corporation is Atlanticus Holdings Corporation (the “Corporation”).

II.

PURPOSE.

The purpose of the Corporation is to engage in any form or type of business for any lawful purpose or purposes not specifically prohibited to corporations for profit under the laws of the State of Georgia and, to accomplish such purpose, it shall have all rights, powers, privileges and immunities which are now or hereafter may be allowed to corporations under the laws of the State of Georgia.

III.

CAPITAL STOCK.

(a) Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue shall be (i) l50,000,000 shares of no par value common stock (the “Common Stock”) and (ii) 10,000,000 shares of no par value preferred stock (the “Preferred Stock”). The preferences, limitations and relative rights in respect of the shares of each class of stock shall be as hereinafter provided. Authorized shares of the Corporation that have been acquired by the Corporation shall become treasury shares and may be resold or otherwise disposed of by the Corporation for such consideration as shall be determined by the Board of Directors, unless or until the Board of Directors shall by resolution provide that any or all treasury shares so acquired shall constitute authorized, but unissued shares.

(b) Voting Rights. Except as otherwise provided herein or by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held of record on each matter submitted to a vote of the shareholders of the Corporation. The Preferred Stock shall have such voting rights, if any, as may be designated by the Board of Directors pursuant to this Article III, subsection (e).

(c) Liquidation. In the event of a liquidation, dissolution or winding-up of the Corporation or other similar event, after payment or provision for payment to any holders of Preferred Stock of the amounts to which they may be entitled, the remaining assets of the Corporation available to shareholders shall be distributed equally per share to the holders of Common Stock. Neither the merger nor consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this provision.

(d) Dividends. Subject to the preferences and other rights of any Preferred Stock, the holders of Common Stock shall be entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock shall be entitled to share equally, share for share, in dividends declared on Common Stock.

(e) Preferred Stock. The Board of Directors is hereby authorized, subject to the limitations prescribed by law or the provisions of this Article III, by filing articles of amendment pursuant to the applicable laws of the State of Georgia, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to fix the designations, powers and preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

(1) The number of shares constituting that series and the distinct designation of that series;

(2) The dividend rate, if any, on such shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series;

(3) Whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for the adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5) Whether the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, including the date or dates upon or after which they shall be redeemable or exchangeable, and the amount per share payable in case of redemption or exchange, which amount may vary under different conditions and at different redemption or exchange rates;

(6) Whether that series shall have a sinking fund for redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up or the Corporation, and the relative rights of priority, if any, of payment of shares of that series, and

(8) any other relative rights, preferences and limitations of that series.

IV.

PREEMPTIVE RIGHTS.

Preemptive rights are hereby denied. No holder of any shares of this Corporation shall have the preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for purchase or otherwise acquire shares.

V.

DIRECTOR LIABILITY.

To the fullest extent that the Georgia Business Corporation Code, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken, or for failure to take action. Neither the amendment or repeal of this Article V nor the adoption of any provision of these Amended and Restated Articles of Incorporation inconsistent with this Article shall eliminate or adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or adoption.

VI.

PRINCIPAL OFFICE.

The mailing address and county of the registered office of the Corporation is 2 Sun Court, Suite 400, Gwinnett County, Peachtree Corners, Georgia 30092 and the name of the Corporation’s registered agent at such office is Corporation Service Company. The mailing address of the principal office of the Corporation is 5 Concourse Parkway, Suite 300, Atlanta, Georgia 30328.

VII.

INCORPORATOR.

The name and address of the incorporator of the Corporation is Paul Davis Fancher at 600 Peachtree Street, N.E., Suite 3000, Atlanta, Georgia 30308.

VIII.

ACTION OF SHAREHOLDERS WITHOUT A MEETING.

Subject to such further conditions as may be required by law or the Corporation’s Bylaws, any action which may be taken at a meeting of the shareholders may be taken without a meeting if a written approval and consent, setting forth the action authorized, shall be signed by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted.

Exhibit B

ARTICLES OF AMENDMENT

ESTABLISHING CUMULATIVE CONVERTIBLE

PREFERRED STOCK, SERIES A

The series of 400,000 shares of cumulative convertible preferred stock (the “Series A Convertible Preferred Stock”) of Atlanticus Holdings Corporation (the “Company”) shall have the designation, powers, and preferences and rights, and the qualifications, limitations and restrictions set forth as follows:

Section 1. Dividends.

The holders of the Series A Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends at the rate of 6.0% of the Liquidation Preference (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) per share per annum, and no more, payable in preference and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Company other than the Series A Convertible Preferred Stock or other class or series of stock ranking on a par with, or senior to, the Series A Convertible Preferred Stock in respect of dividends (such Common Stock and other inferior stock being collectively referred to as “Junior Stock”), when and as declared by the Board of Directors of the Company.

Such dividends shall accrue with respect to each share of Series A Convertible Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Series A Convertible Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any Junior Stock. At the earlier of: (1) the redemption of the Series A Convertible Preferred Stock; or (2) the liquidation, sale or merger of the Company, any accrued but undeclared dividends shall be paid to the holders of record of outstanding shares of Series A Convertible Preferred Stock. No accumulation of dividends on the Series A Convertible Preferred Stock shall bear interest.

Each dividend shall be paid in cash and shall be mailed to the holders of record of the Series A Convertible Preferred Stock as their names and addresses appear on the share register of the Company or at the office of the transfer agent on the corresponding dividend payment date.

Section 2. Liquidation, Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders (i) after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Company ranking on liquidation prior and in preference to the Series A Convertible Preferred Stock (collectively referred to as “Senior Preferred Stock”), (ii) ratably with any class or series of stock (the “Parity Preferred Stock”) ranking on liquidation on a parity with the Series A Convertible Preferred Stock and (iii) but before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to $100.00 per share of Series A Convertible Preferred Stock (the “Liquidation Preference”) plus any accrued but unpaid dividends (whether or not declared). If upon any such liquidation, dissolution or winding up of the Company the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Convertible Preferred Stock and any Parity Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Convertible Preferred Stock and any Parity Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts that otherwise would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) To the extent that the amount provided for in this clause (b) would provide holders of Series A Convertible Preferred Stock an amount greater than what they would receive under clause (a) above, then, instead of clause (a) above, after the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock upon the dissolution, liquidation, or winding up of the Company, all of the remaining assets and funds of the Company available for distribution to its stockholders shall be distributed ratably among the holders of the Series A Convertible Preferred Stock, such other series of Preferred Stock as are constituted as similarly participating, and the Common Stock, with each share of Series A Convertible Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock, including fractions of a share, into which such share of Series A Convertible Preferred Stock is convertible immediately prior to the close of business on the business day fixed for such distribution.

(c) The merger or consolidation of the Company into or with another corporation which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than 50 percent of the voting securities of the Company), or the sale of all or substantially all the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section, unless the holders of a majority of the Series A Convertible Preferred Stock then outstanding vote otherwise. The amount deemed distributed to the holders of Series A Convertible Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Company.

Section 3. Voting.

(a) Except as provided by law, by the provisions of Subsection 3(b), 4(a), 4(d)(ii), 4(g)(ii), or 5(a)(i) below, or by the provisions establishing any other series of Preferred Stock, holders of Series A Convertible Preferred Stock and of any other outstanding series of Preferred Stock shall not be entitled to any vote.

(b) The Company shall not amend, alter or repeal preferences, rights, powers or other terms of the Series A Convertible Preferred Stock so as to affect adversely the Series A Convertible Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Stock which is on a parity with or has preference or priority over the Series A Convertible Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Company shall be deemed to affect adversely the Series A Convertible Preferred Stock.

Section 4. Optional Conversion.

The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time following the consent or approval of the holders of not less than a majority of the outstanding Series A Convertible Preferred Stock, voting separately as a single class, either in writing without a meeting or at a special or annual meeting of shareholders called for that purpose, and thereafter from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $100.00 (plus the aggregate amount of accrued but unpaid dividends, whether or not declared) by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series A Convertible Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be $10.00. Such initial Conversion Price, and the rate at which shares of Series A Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

If there is a liquidation of the Company, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Convertible Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

(c) Mechanics of Conversion.

(i) In order to convert shares of Series A Convertible Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series A Convertible Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or her or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Company shall be the conversion date (“Conversion Date”). The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to her nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Company shall at all times during which the Series A Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii) All shares of Series A Convertible Preferred Stock, which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Convertible Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series A Convertible Preferred Stock accordingly.

(iv) If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may at the option of any holder tendering Series A Convertible Preferred Stock for conversion be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Convertible Preferred Stock shall not be deemed to have converted such Series A Convertible Preferred Stock until immediately prior to the closing of the sale of securities.

(v) The Company shall pay any and all issue taxes and other similar taxes that may be payable by the Company on its issue or delivery of shares of Common Stock on conversion of any shares of Series A Convertible Preferred Stock. The Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of, or any exchange, conversion or recapitalization of, shares of Common Stock in a name other than that in which the Preferred Stock so converted was registered. No such issue or delivery shall be made unless and until the Person requesting such issue has paid to the company the amount of any such tax, or has established, to the satisfaction of the company, that such tax has been paid.

(vi) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Convertible Preferred Stock require registration, listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion to the holder immediately prior to conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval.

(vii) All shares of Common Stock that may be issued upon conversion of the shares of Series A Convertible Preferred Stock will, upon issuance by the Company, be validly issued, fully paid (to the extent such Series A Convertible Preferred Stock was fully paid), nonassessable, and free from all taxes, lien and charges with respect to their issuance due to any act of the Company.

(viii) All certificates of a series of Series A Convertible Preferred Stock surrendered for conversion shall be appropriately canceled on the books of the Company and the shares so converted represented by such certificates shall be restored to the status of authorized but unissued shares of such series of Series A Convertible Preferred Stock of the Company.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Subsection 4(d), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding rights or options granted to employees, directors or consultants of the Company pursuant to an option plan adopted by the Board of Directors.

(B) “Original Issue Date” shall mean the date on which the first share of Series A Convertible Preferred Stock is first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Company after the Original Issue Date, other than shares of Common Stock, restricted stock units, and restricted shares issued or issuable:

(1) as a dividend or distribution on Series A Convertible Preferred Stock;

(2) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clause (1);

(3) upon the exercise of rights or options excluded from the definition of “Option” in Subsection 4(d)(i)(A);

(4) to employees, directors or consultants of the Company pursuant to an equity award plan adopted by the Board of Directors; or

(5) upon conversion of shares of Series A Convertible Preferred Stock.

(E) “Rights to Acquire Common Stock” (or “Rights”) shall mean all rights issued by the Company to acquire common stock whether by exercise of a warrant, option or similar call or conversion of any existing instruments, in either case for consideration fixed, in amount or by formula, as of the date of issuance.

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series A Convertible Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v) below) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such additional shares, or (b) if prior to such issuance, the Company receives written notice from the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or other Rights to Acquire Common Stock, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Rights or conversion or exchange of such Convertible Securities;

(B) If any Options or Rights by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or Rights;

(C) Upon the expiration or termination of any unexercised Option or Right, the Conversion Price shall be readjusted as if such Option or Right never had been issued and the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option or Right shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price; and

(D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option, Right or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such Option, Right or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option, Right or Convertible Security.

(iv) Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. If the Company shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding shares issued as a dividend or distribution as provided in Subsection 4(f) or upon a stock split or combination as provided in Subsection 4(e), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (a) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (b) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued.

(v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Company for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate of cash received by the Company;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B) Options, Rights and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options, Rights and Convertible Securities, shall be determined by dividing:

(1) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options, Rights or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying the Conversion Price by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(g) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company to another corporation (other than a consolidation, merger or sale which is treated as a liquidation pursuant to Subsection 2(c)),

(i) if the surviving entity shall consent in writing to the following provisions, then each share of Series A Convertible Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series A Convertible Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series A Convertible Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Convertible Preferred Stock; or

(ii) if the surviving entity shall not so consent, then each holder of Series A Convertible Preferred Stock may, after receipt of notice specified in subsection (j), elect to convert such Stock into Common Shares as provided in this Section 4 or to accept the distributions to which such holder shall be entitled under Section 2(a) through 2(c), assuming holders of a majority of the Series A Convertible Preferred Stock have not voted, as per section 2(c), that the merger or consolidation shall not be deemed to be a liquidation.

(h) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Convertible Preferred Stock. Despite such adjustment or readjustment, the form of each or all Series A Convertible Preferred Stock Certificates, if the same shall reflect the initial or any subsequent conversion price, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Designation, which shall control.

(j) Notice of Record Date. In the event:

(i) that the Company declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Company;

(ii) that the Company subdivides or combines its outstanding shares of Common Stock;

(iii) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Company into or with another corporation, or of the sale of all or substantially all of the assets of the Company; or

(iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Convertible Preferred Stock, and shall cause to be mailed to the holders of the Series A Convertible Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating:

(A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

Section 5. Redemption of the Series A Convertible Preferred Stock.

(a) (i) With respect to any Series A Convertible Preferred Stock then outstanding, (Y) on any date after December 31, 2023, upon the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock the Company shall redeem (unless otherwise prevented by law) all of the Series A Convertible Preferred Stock, and (Z) on any date after December 31, 2024, at the Company’s election but following thirty (30) days advance written notice, the Company shall redeem (unless otherwise prevented by law) all remaining Series A Convertible Preferred Stock, in each case at an amount per share equal to $100.00 plus an amount equal to accrued but unpaid dividends, if any, to the date of redemption on such share (“Redemption Price”).

(ii) With respect to redemptions pursuant to Section 5(a)(i), upon receipt of notice of redemption from the requisite holders together with any certificate evidencing the Series A Convertible Preferred Stock and such other information as the Company reasonably shall request, the Company promptly shall pay the holders the Redemption Price.

(iii) On or prior to a redemption pursuant to Section 5(a)(i)(Z), the Company shall deposit the Redemption Price of all shares of Series A Convertible Preferred Stock not yet redeemed or converted with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of such shares, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders, upon receipt of notification from the Company that such holder has surrendered her share certificate to the Company together with such other information as the Company reasonably shall request. As of the redemption date, the deposit shall constitute full payment of the shares to their holders, and from and after the redemption date, and the shares shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor together with such other information as the Company reasonably shall request. Such instructions shall also provide that any moneys deposited by the Company pursuant to this Section 5(a)(iii) for the redemption of shares converted into shares of the Company’s Common Stock pursuant to Section 4 subsequent to the deposit, shall be returned to the Company forthwith upon such conversion. The balance of any moneys deposited by the Company pursuant to this Section 5(a)(iii) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Company upon its request.

(iv) If the assets of the Company available for redemption are insufficient to pay the holders of outstanding shares of Series A Convertible Preferred Stock the full amounts to which they are entitled, such holders of shares of Series A Convertible Preferred Stock shall share ratably according to the respective amounts which would be payable in respect of such shares to be redeemed by the holders thereof, if all amounts payable on or with respect to such shares were paid in full.

(b) Cancellation of Redeemed Stock. Any shares of Series A Convertible Preferred Stock redeemed pursuant to this Section or otherwise acquired by the Company in any manner whatsoever shall be canceled and shall not be reissued as Series A Convertible Preferred Stock (but may, subject to the terms hereof, be issued as part of a different class of Preferred Stock.

(c) The Company will not, and will not permit any subsidiary of the Company to, purchase or acquire any shares of Series A Convertible Preferred Stock otherwise than pursuant to (1) the terms of this Section, or (2) an offer made on the same terms to all holders of Series A Convertible Preferred Stock at the time outstanding.

(d) Anything contained in this Section 5 to the contrary notwithstanding, the holders of shares of Series A Convertible Preferred Stock to be redeemed in accordance with this Section shall have the right, exercisable at any time up to the close of business on the applicable redemption date (unless the Company is legally prohibited from redeeming such shares on such date, in which event such right shall be exercisable until the removal of such legal disability), to convert all or any part of such shares to be redeemed as herein provided into shares of Common Stock pursuant to Section 4 hereof.

Section 6. Sinking Fund.

There shall be no sinking fund for the payment of dividends, or liquidation preferences on the Series A Convertible Preferred Stock or the redemption of any shares thereof.

Exhibit C

AMENDED AND RESTATED

ARTICLES OF AMENDMENT

ESTABLISHING 7.625% SERIES B

CUMULATIVE PERPETUAL PREFERRED STOCK

The series of preferred stock, no par value, shall be 7.625% Series B Cumulative Perpetual Preferred Stock (hereinafter referred to as the “Series B Preferred Stock”) of Atlanticus Holdings Corporation (the “Company”) shall have the designation, powers, and preferences and rights, and the qualifications, limitations and restrictions set forth as follows:

Section 1. Designation and Number.

The designation of the series of preferred stock, no par value, shall be 7.625% Series B Cumulative Perpetual Preferred Stock (hereinafter referred to as the “Series B Preferred Stock”). Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock. The number of authorized shares of Series B Preferred Stock shall be 7,388,533. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Company or any duly authorized committee of the Board of Directors of the Company and by the filing of articles of amendment pursuant to the provisions of the Georgia Business Corporation Code stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series B Preferred Stock.

Section 2. Rank.

The Series B Preferred Stock will, as to dividend rights and rights upon our liquidation, dissolution or winding-up, rank (1) senior to all classes or series of our common stock, no par value (the “Common Stock”), and to all other equity securities issued by us expressly designated as ranking junior to the Series B Preferred Stock, (2) on parity with any future class or series of our equity securities expressly designated as ranking on parity with the Series B Preferred Stock; (3) junior to the Series A Convertible Preferred Stock and any future equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (4) effectively junior to all our existing and future indebtedness (including indebtedness convertible into our Common Stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries.

Section 3. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Company ranking senior to the Series B Preferred Stock as to dividend rights, the holders of shares of the Series B Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Company, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.625% per annum of the $25.00 liquidation preference per share of the Series B Preferred Stock. Such dividends shall accrue and be cumulative from and including the first date on which any shares of Series B Preferred Stock are issued (the “Original Issue Date”), or, if later, the most recent Dividend Payment Date (as defined below) to which dividends have been paid in full (or declared and the corresponding Dividend Record Date (as defined below) for determining shareholders entitled to payment thereof has passed), and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on or about September 15, 2021; provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid, at the Company’s option, on either the immediately preceding Business Day or the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day; provided, further, that no dividends shall accrue on any share of Series B Preferred Stock for any Dividend Period (as defined below) having a Dividend Record Date (as defined below) before the date such share of Series B Preferred Stock was issued. The amount of any dividend payable on the Series B Preferred Stock for any period greater or less than a full Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the shareholder records of the Company at the close of business on the applicable Dividend Record Date. Notwithstanding any provision to the contrary contained herein, each holder of an outstanding share of Series B Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series B Preferred Stock that is outstanding on such date. “Dividend Record Date” shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 30 or fewer than 10 days prior to the applicable Dividend Payment Date. “Dividend Payment Date” shall mean the 15th calendar day of each March, June, September and December commencing on September 15, 2021. “Dividend Period” shall mean the respective periods commencing on the 15th day of March, June, September and December of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on but exclude September 15, 2021, and other than the Dividend Period during which any shares of Series B Preferred Stock shall be redeemed pursuant to Section 5 or Section 6 hereof, which shall end on and include the day preceding the redemption date with respect to the shares of Series B Preferred Stock being redeemed).

The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(b) Notwithstanding anything contained herein to the contrary, dividends on the Series B Preferred Stock shall accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c) Except as provided in Section 3(d) or 3(f) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to any shares of Common Stock or shares of any other class or series of capital stock of the Company ranking, as to dividends, on parity with or junior to the Series B Preferred Stock for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Company ranking, as to payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up, on parity with or junior to the Series B Preferred Stock be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Company, unless full cumulative dividends on the Series B Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid or (ii) declared and a sum sufficient for the payment thereof is set apart for such payment.

(d) Except as provided in Section 3(f) below, when dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) on the Series B Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series B Preferred Stock (which, for the avoidance of doubt, shall not include the redemption or repurchase of shares of any such class or series) shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior Dividend Periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

(e) Holders of shares of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided herein. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series B Preferred Stock will accrue as of the Dividend Payment Date on which they first become payable.

(f) Notwithstanding the provisions of this Section 3 or Sections 5 or 6 and regardless of whether dividends are paid in full (or declared and a sum sufficient for such full payment is not so set apart) on the Series B Preferred Stock or the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series B Preferred Stock for any or all Dividend Periods, the Company shall not be prohibited or limited from (i) paying dividends on any shares of stock of the Company in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series B Preferred Stock as to payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution and winding up, (ii) converting or exchanging any shares of stock of the Company for shares of any other class or series of capital stock of the Company ranking junior to the Series B Preferred Stock as to payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution and winding up, or (iii) purchasing or acquiring shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

Section 4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Company ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, junior to the Series B Preferred Stock, the holders of shares of Series B Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its shareholders, after payment of or provision for the debts and other liabilities of the Company and any class or series of capital stock of the Company ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, senior to the Series B Preferred Stock, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking, as to rights upon the Company’s liquidation, dissolution or winding up, on parity with the Series B Preferred Stock in the distribution of assets, then the holders of the Series B Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series B Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation, merger or conversion of the Company with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

(b) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of capital stock of the Company or otherwise, is permitted under the Georgia Business Corporation Code, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series B Preferred Stock shall not be added to the Company’s total liabilities.

Section 5. Redemption.

(a) Shares of Series B Preferred Stock shall not be redeemable prior to June 11, 2026 except as set forth in Section 6 hereof.

(b) On or after June 11, 2026, the Company, at its option, upon notice in accordance with Section 5(d), may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus, subject to Section 5(e), all accrued and unpaid dividends (whether or not authorized or declared) thereon up to but not including the date fixed for redemption, without interest, to the extent the Company has funds legally available therefor (the “Redemption Right”). If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to this Section 5(b), the shares of Series B Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Company. Holders of Series B Preferred Stock to be redeemed shall surrender such Series B Preferred Stock at the place, or in accordance with the book-entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series B Preferred Stock has been given (in the case of a redemption of the Series B Preferred Stock), (ii) the funds necessary for such redemption have been set aside by the Company for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series B Preferred Stock and any class or series of parity Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid, or (ii) declared and a sum sufficient for the payment thereof is set apart for payment, nothing herein shall prevent or restrict the Company’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series B Preferred Stock at such price or prices as the Company may determine, subject to the provisions of applicable law, including the repurchase of shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(c) Except as provided in Section 3(f) above, unless full cumulative dividends on the Series B Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no shares of Series B Preferred Stock shall be redeemed pursuant to the Redemption Right or Special Optional Redemption Right (defined below) unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed, and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock or any class or series of capital stock of the Company ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, on parity with or junior to the Series B Preferred Stock (except by conversion into or exchange for shares of capital stock of the Company ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, junior to the Series B Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series B Preferred Stock, or any other class or series of capital stock of the Company ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, on parity with or junior to the Series B Preferred Stock, by the Company pursuant to Sections 5 and 9 of these Amended and Restated Articles of Amendment Establishing 7.625% Series B Cumulative Perpetual Preferred Stock (these “Amended and Restated Articles of Amendment”) or any comparable provision of the Articles of Incorporation or articles of amendment establishing preferred stock relating to any class or series of capital stock hereinafter classified and designated, or the purchase or acquisition of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

(d) Notice of redemption pursuant to the Redemption Right will be mailed by the Company, postage prepaid, not fewer than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series B Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series B Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series B Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such redemption date; and (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series B Preferred Stock. If fewer than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

(e) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series B Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series B Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to but excluding the redemption date. Except as provided herein, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Stock for which a notice of redemption has been given.

(f) All shares of the Series B Preferred Stock redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Company, shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

Section 6. Special Optional Redemption by the Company.

(a) Upon the occurrence of a Delisting Event or Change of Control (each as defined below), the Company will have the option upon written notice mailed by the Company, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of shares of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company, to redeem the Series B Preferred Stock, in whole or in part, within 90 days after the first date on which such Delisting Event occurred or within 120 days after the first date on which the Change of Control occurred, as applicable, for cash at $25.00 per share plus, subject to Section 6(d), accrued and unpaid dividends, if any, to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. If, on or prior to the Delisting Event Conversion Date or Change of Control Conversion Date (each as defined below), as applicable, the Company has provided or provides notice of redemption with respect to the Series B Preferred Stock (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of shares of Series B Preferred Stock will not have the conversion right described below in Section 8.

A “Change of Control” is when, after the original issuance of the Series B Preferred Stock, each of the following has occurred and is continuing:

(i) the acquisition by any person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Company entitling that person to exercise more than 50% of the total voting power of all stock of the Company entitled to vote generally in the election of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), provided that with respect to David G. Hanna, Frank J. Hanna, III, their respective spouses or entities controlled by them, their respective spouses or established for the benefit of them, their descendants, their spouses or charities, or the Company’s employee benefit plans, references to 50% of the total voting power of all stock of the Company entitled to vote generally in the election of the Company’s directors shall be deemed references to 80%; and

(ii) immediately following the closing of any transaction referred to in (i) above, neither the Company nor the acquiring or surviving entity (or, if in connection with such transaction holders of Common Stock receive Alternative Form Consideration consisting of common equity securities of another entity, such other entity) has a class of common securities (or American depositary receipts representing such securities) listed on the NASDAQ Stock Market (“NASDAQ”), the New York Stock Exchange (the “NYSE”), or the NYSE American, LLC (the “NYSE AMER”), or listed or quoted on an exchange or quotation system that is a successor to NASDAQ, the NYSE or the NYSE AMER.

A “Delisting Event” occurs when, after the original issuance of Series B Preferred Stock, both (i) the shares of Series B Preferred Stock (or the depositary shares) are no longer listed on NASDAQ, the NYSE or the NYSE AMER, or listed or quoted on an exchange or quotation system that is a successor to NASDAQ, the NYSE or the NYSE AMER, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series B Preferred Stock is still outstanding.

(b) In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series B Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series B Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on the redemption date; (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series B Preferred Stock; (viii) that the shares of Series B Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Delisting Event or Change of Control, as applicable, and a brief description of the transaction or transactions constituting such Delisting Event or Change of Control, as applicable; and (ix) that holders of the shares of Series B Preferred Stock to which the notice relates will not be able to tender such shares of Series B Preferred Stock for conversion in connection with the Delisting Event or Change of Control, as applicable, and each share of Series B Preferred Stock tendered for conversion that is selected, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, for redemption will be redeemed on the related redemption date instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable. If fewer than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed. Holders of Series B Preferred Stock to be redeemed shall surrender such Series B Preferred Stock at the place, or in accordance with the book-entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender.

If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares of Series B Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Company.

(c) If (i) the Company has given a notice of redemption pursuant to the Special Optional Redemption Right, (ii) the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of the shares of Series B Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series B Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid, or (ii) declared and a sum sufficient for the payment thereof is set apart for payment, nothing herein shall prevent or restrict the Company’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series B Preferred Stock at such price or prices as the Company may determine, subject to the provisions of applicable law, including the repurchase of shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(d) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series B Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series B Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to but excluding the redemption date. Except as provided herein, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Stock for which a notice of redemption has been given.

(e) All shares of the Series B Preferred Stock redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Company, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

Section 7. Voting Rights.

(a) Holders of the Series B Preferred Stock shall not have any voting rights, except as set forth in this Section 7.

(b) Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of Series B Preferred Stock and the holders of all other classes or series of preferred stock of the Company ranking on parity with the Series B Preferred Stock with respect to payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up and upon which like voting rights have been conferred, and are exercisable (“Parity Preferred”) and with which the holders of Series B Preferred Stock are entitled to vote together as a single class voting together as a single class, shall be entitled to vote for the election of a total of two additional directors to serve on the Board of Directors of the Company (the “Preferred Directors”) until all dividends accumulated and unpaid on such Series B Preferred Stock for all past Dividend Periods shall have been fully paid. At such time as the holders of Series B Preferred Stock become entitled to vote in the election of Preferred Directors, the number of directors serving on the Board of Directors will be increased automatically by two directors (unless the number of directors has previously been so increased pursuant to the terms of any class or series of Parity Preferred). For the purposes of determining whether a Preferred Dividend Default has occurred or is continuing, a dividend in respect of Series B Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior quarterly Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(c) A Preferred Director will be elected by a plurality of the votes cast in the election of Preferred Directors and shall serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies, subject to Section 7(e) or such Preferred Director’s earlier death, disqualification, resignation or removal. The election of Preferred Directors will take place at (i) either (A) a special meeting called in accordance with Section 7(d) below if the request is received more than 90 days before the date fixed for the Company’s next annual or special meeting of shareholders or (B) the next annual or special meeting of shareholders if the request is received within 90 days of the date fixed for the Company’s next annual or special meeting of shareholders, and (ii) at each subsequent annual meeting of shareholders, or special meeting at which Preferred Directors are to be elected, until the right of holders of Series B Preferred Stock to elect Preferred Directors shall have terminated as specified in Section 7(e).

(d) At any time when holders of Series B Preferred Stock are entitled to vote in the election of Preferred Directors, the Secretary of the Company shall, unless the request is received more than 90 days before the date fixed for the Company’s next annual or special meeting of shareholders, call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series B Preferred Stock and Parity Preferred with which the holders of Series B Preferred Stock are entitled to vote together as a single class in the election of Preferred Directors, call a special meeting of shareholders for the purpose of electing Preferred Directors by mailing or causing to be mailed to the shareholders entitled to vote a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given. The record date for determining holders of the Series B Preferred Stock entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. The holder or holders of one-third of the outstanding shares of Series B Preferred Stock and Parity Preferred with which the holders of Series B Preferred Stock are entitled to vote together as a single class in the election of Preferred Directors, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise required by law. Notice of all meetings of shareholders at which holders of Series B Preferred Stock are entitled to vote in the election of Preferred Directors will be given to such holders at their addresses as they appear in the Company’s stock transfer records. At any such meeting or adjournment thereof, in the absence of a quorum, subject to the provisions of any applicable law, the affirmative vote of a majority of the holders of the Series B Preferred Stock and Parity Preferred with which the holders of Series B Preferred Stock are entitled to vote together as a single class in the election of Preferred Directors present in person or by proxy, voting together as a single class, shall be sufficient to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting for the purpose of electing Preferred Directors has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series B Preferred Stock that would have been entitled to vote at such special meeting.

(e) If and when all accumulated dividends on such Series B Preferred Stock for all past Dividend Periods shall have been fully paid, the right of the holders of Series B Preferred Stock to elect such additional two directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and, unless there are outstanding shares of Parity Preferred upon which like voting remain exercisable, the term of office of each Preferred Director so elected shall terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. If the rights of holders of Series B Preferred Stock to elect Preferred Directors have terminated in accordance with this Section 7(e) after any record date for the determination of shareholders entitled to vote in the election of such Preferred Directors but before the closing of the polls in such election, holders of Series B Preferred Stock outstanding as of such record date shall not be entitled to vote in such election of Preferred Directors. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series B Preferred Stock and the Parity Preferred then entitled to vote together as a single class in the election of Preferred Directors (voting together as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a plurality of the votes cast in the election of Preferred Directors. Each of the Preferred Directors shall be entitled to one vote on any matter before the Company’s Board of Directors.

(f) So long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series B Preferred Stock and each other class or series of Parity Preferred with which the holders of Series B Preferred Stock are entitled to vote together as a single class on such matter (voting together as a single class), given in person or by proxy, either in writing or at a meeting, will be required to: (i) authorize, create or issue, or increase the number of authorized or issued number of shares of, any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company (collectively, “Senior Capital Stock”) or reclassify any authorized shares of capital stock of the Company into Senior Capital Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any Senior Capital Stock; or (ii) amend, alter or repeal the provisions of the Articles of Incorporation or these Amended and Restated Articles of Amendment, including the terms of the Series B Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock; provided however, with respect to the occurrence of any Event, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of such Event, the Company may not be the surviving entity and the surviving entity may not be a corporation, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series B Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any Event. In addition, if the holders of the Series B Preferred Stock receive the greater of the full trading price of the Series B Preferred Stock on the date of an Event or the $25.00 liquidation preference per share of the Series B Preferred Stock plus all accrued and unpaid dividends thereon pursuant to the occurrence of any Event, then such holders shall not have any voting rights with respect to such Event. If any Event would materially and adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock disproportionately relative to other classes or series of Parity Preferred with which the holders of Series B Preferred Stock are entitled to vote together as a single class on such Event, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series B Preferred Stock, voting as a separate class, will also be required. Notwithstanding the foregoing, holders of shares of Series B Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Company, (B) any increase in the number of authorized shares of Series B Preferred Stock or the creation or issuance of any other class or series of capital stock or (C) any increase in the number of authorized shares of any other class or series of capital stock; provided that, in each case referred to in clause (A), (B) or (C) above, such capital stock ranks on parity with or junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company. Except as set forth herein, holders of the Series B Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series B Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series B Preferred Stock.

(g) The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice pursuant to these Amended and Restated Articles of Amendment, and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(h) In any matter in which the Series B Preferred Stock may vote together as a single class with holders of all other classes or series of parity preferred stock (as expressly provided herein), each share of Series B Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

Section 8. Conversion.

The shares of Series B Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company, except as provided in this Section 8.

(a) Upon the occurrence of a Delisting Event or Change of Control, as applicable, each holder of outstanding shares of Series B Preferred Stock shall have the right, unless, on or prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, the Company has provided or provides notice of its election to redeem the Series B Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series B Preferred Stock held by such holder (the “Delisting Event Conversion Right” or “Change of Control Conversion Right,” as applicable) on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of Common Stock per share of Series B Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per share of Series B Preferred Stock to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price (as defined herein) and (B) 1.29702 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of the Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

In the case of a Delisting Event or Change of Control, as applicable, pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series B Preferred Stock shall receive upon conversion of such shares of Series B Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Delisting Event or Change of Control, as applicable, had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Delisting Event or Change of Control, as applicable (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Delisting Event or Change of Control, as applicable, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Delisting Event or Change of Control, as applicable, the Conversion Consideration will be deemed to be the form and proportion of the aggregate consideration elected by the holders of Common Stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in, or in connection with, the Delisting Event or Change of Control, as applicable.

The “Delisting Event Conversion Date” or “Change of Control Conversion Date”, as applicable, shall be a Business Day set forth in the notice of Delisting Event or Change of Control, as applicable, provided in accordance with Section 8(c) below that is no fewer than 20 days nor more than 35 days after the date on which the Company provides such notice pursuant to Section 8(c).

The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.

The “Common Stock Price” for any Delisting Event will be the average of the closing price per share of our Common Stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.

(b) No fractional shares of Common Stock shall be issued upon the conversion of Series B Preferred Stock. In lieu of fractional shares of Common Stock otherwise issuable in respect of the aggregate number of shares of Series B Preferred Stock of any holder that are converted, that holder shall be entitled to receive the cash value of such fractional share based on the Common Stock Price. If more than one share of Series B Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

(c) Within 15 days following the occurrence of a Delisting Event or Change of Control, as applicable, a notice of occurrence of the Delisting Event or Change of Control, as applicable, describing the resulting Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, shall be delivered to the holders of record of the Series B Preferred Stock at their addresses as they appear on the Company’s stock transfer records and notice shall be provided to the Company’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series B Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Delisting Event or Change of Control, as applicable; (ii) the date of the Delisting Event or Change of Control, as applicable; (iii) the last date on which the holders of Series B Preferred Stock may exercise their Delisting Event Conversion Right or Change of Control Conversion Right, as applicable; (iv) the method and period for calculating the Common Stock Price; (v) the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable; (vi) that if, on or prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, the Company has provided or provides notice of its election to redeem all or any portion of the Series B Preferred Stock, the holder will not be able to convert shares of Series B Preferred Stock designated for redemption and such shares of Series B Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Delisting Event Conversion Right or Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series B Preferred Stock must follow to exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable.

(d) The Company shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Company’s website, in any event prior to the opening of business on the first Business Day following any date on which the Company provides notice pursuant to Section 8(c) above to the holders of Series B Preferred Stock.

(e) In order to exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, a holder of shares of Series B Preferred Stock shall be required to deliver, on or before the close of business on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, the certificates (if any) representing the shares of Series B Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Company’s transfer agent. Such notice shall state: (i) the relevant Delisting Event Conversion Date or Change of Control Conversion Date, as applicable; (ii) the number of shares of Series B Preferred Stock to be converted; and (iii) that the shares of Series B Preferred Stock are to be converted pursuant to the applicable provisions of these Amended and Restated Articles of Amendment. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Corporation (“DTC”).

(f) Holders of Series B Preferred Stock may withdraw any notice of exercise of a Delisting Event Conversion Right or Change of Control Conversion Right (in whole or in part), as applicable, by a written notice of withdrawal delivered to the Company’s transfer agent prior to the close of business on the Business Day prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable. The notice of withdrawal must state: (i) the number of withdrawn shares of Series B Preferred Stock; (ii) if certificated shares of Series B Preferred Stock have been issued, the certificate numbers of the shares of withdrawn Series B Preferred Stock; and (iii) the number of shares of Series B Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g) Shares of Series B Preferred Stock as to which the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, unless, on or prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, the Company has provided or provides notice of its election to redeem such shares of Series B Preferred Stock, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Company elects to redeem shares of Series B Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, such shares of Series B Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

(h) The Company shall deliver the applicable Conversion Consideration no later than the third Business Day following the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable.

(i) The shares of Series B Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Company or any other entity, except as otherwise provided herein.

Section 9. No Conversion Rights.

The shares of Series B Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Company or any other entity, except as otherwise provided herein.

Section 10. Record Holders.

The Company and its transfer agent may deem and treat the record holder of any Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor its transfer agent shall be affected by any notice to the contrary.

Section 11. No Maturity or Sinking Fund.

The Series B Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series B Preferred Stock.

Section 12. Exclusion of Other Rights.

The Series B Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Articles of Incorporation and these Amended and Restated Articles of Amendment.

Section 13. Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 14. Severability of Provisions.

If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock set forth in these Amended and Restated Articles of Amendment are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series B Preferred Stock set forth in these Amended and Restated Articles of Amendment which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 15. No Preemptive Rights.

No holder of Series B Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Company.

* * * * * *

IN WITNESS WHEREOF, the Company has caused these Amended and Restated Articles of Incorporation to be executed by its President and attested to by its Secretary this 26th day of August, 2022.

By: /s/ Jeffrey A. Howard

President – Jeffrey A. Howard

ATTEST: /s/ Rohit H. Kirpalani

Secretary – Rohit H. Kirpalani

[Seal]